Exhibit T3-D3

DECISION

MATTER:	GRUPO IUSACELL CELULAR, S.A. DE C.V.

TYPE OF JUDGMENT:	CONCURSO MERCANTIL.

OFFICE OR COURT:	SEVENTH DISTRICT COURT FOR CIVIL MATTERS IN THE FEDERAL DISTRICT.

OFFICE OF COURT CLERK:	“SOLE”

FILE:	107/2006-I (cumulative).

ISSUE:	MAIN.

PLEADING (third):                By document dated 2-VIII-2007, with record number 13664, ENRIQUE ESTRELLA MENÉNDEZ, in his capacity as conciliator, requests that it be declared that the judgment dated 28-VI-2007 has become final and enforceable.

PLEADING (third):                By document dated 2-VIII-2007, with record number 13665, ENRIQUE ESTRELLA MENÉNDEZ, in his capacity as conciliator, submits his final report on his work.

PLEADING (third):                By document dated 2-VIII-2007, with record number 13667, ENRIQUE ESTRELLA MENÉNDEZ, in his capacity as conciliator, files a motion for payment of fees.

PLEADING (third):                By document dated 2-VIII-2007, with record number 13666, ENRIQUE ESTRELLA MENÉNDEZ, in his capacity as conciliator, authorizes various people.

PLEADING (ours):                  By document dated 2-VIII-2007, with record number 13690, ENRIQUE GUTIERREZ FLORES, in his capacity as authorized agent of the company, requests that it be declared that the judgment dated 28-VI-2007 has become final and enforceable.

DATE OF DECISION:	3 AUGUST 2007.
DATE OF PUBLICATION:	6 AUGUST 2007.
DATE IN WHICH IT TAKES EFFECT:	7 AUGUST 2007.

Decision: Mexico City, Federal District, August 3, 2007.

Let the certification of the preceding calculation be considered made for the appropriate legal effects.

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Furthermore, let the pleading submitted by Enrique Estrella Menéndez be added to the record, with registration 13664 and in view of the preceding certification, and as that certification indicates that the nine-day deadline established by Article 50 of the Mexican Business Reorganization Act for filing the appeal has passed but, to date no such appeal has been brought against the judgment dated June 28 and the clarifying decision dated July 17, both of the current year; therefore, it is declared that said judgment has become final and enforceable.

Furthermore, let the pleading submitted by Enrique Estrella Menéndez be added to the record, with registration 13665, by means of which he submits his final report on his work done at the merchant’s company; therefore, let that report be made available to that merchant, the creditors, the inspectors and the Instituto Federal de Especialistas de Concursos Mercantiles so that, within the deadline of three days, they may make any statement that suits their legal interests, pursuant to article 59 of the Mexican Business Reorganization Act.

Also, as to the pleading from Enrique Estrella Menéndez, registered with number 13667, by means of which he submits his bill of fees, consequently based on articles 224, section V, 267 and 334 of the Mexican Business Reorganization Act, let that pleading be served on the merchant, and on the Instituto Federal de Especialistas de Concursos Mercantiles, so that, within the deadline of five days, they may make any statement that suits their legal interests.

Furthermore, let the various pleading from Enrique Estrella Menéndez be added to the record, with registration 13666, by means of which he makes various statements, and the persons mentioned therein are considered authorized pursuant to article 1069 of the Commercial Code, solely for formalities of compliance with the third “whereas” clause of the judgment that approved the concurso mercantil agreement and with respect to the motion for payment of fees made by the filer in the preceding paragraph.

Finally, let the pleading of the authorized agent of the company be added to the case record, with registration 13690, by means of which he makes various statements and let the petitioner be told to abide by what is decided in the preceding paragraph. Let notice be served.

(TWO ILLEGIBLE SIGNATURES).

EJEG * Decisions * 2007-08-03. AC1.IUSACELL

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